Exhibit 10.57

SECOND AMENDMENT

TO THE US AIRWAYS GROUP, INC.

2003 NONEMPLOYEE DIRECTOR DEFERRED STOCK UNIT PLAN

This Second Amendment to the US Airways Group, Inc. 2003 Nonemployee Director Deferred Stock Unit Plan (the “Plan”) is made and entered into this              day of                     , 2004, by US Airways Group, Inc. (the “Corporation”).

W I T N E S S E T H:

WHEREAS, the Corporation maintains the Plan, which is administered by the Human Resources Committee (the “Committee”) appointed by the Board of Directors of the Corporation (the “Board”), to provide for grants of deferred cash payments based on the value of Corporation Class A Common Stock (“Deferred Stock Units”) to nonemployee members of the Board; and

WHEREAS, the formula for grants under the Plan does not make any provision for grants to directors who begin service on the Board during a given year; and

WHEREAS, the Corporation wishes to amend the Plan to provide for a prorated grant of Deferred Stock Units under the Plan upon an individual’s initially becoming a member of the Board during the year of service for members of the Board; and

WHEREAS, Section 7.1 of the Plan permits the Board to amend the Plan at any time, subject to consent of the participants for any amendment that would adversely affect, in any way, the rights of such participants;

NOW, THEREFORE, the Corporation hereby amends the Plan as follows:

1.

Section 5.1 of the Plan shall be amended to read as follows:

“5.1 Grants to Eligible Directors.

(a) Accounts. The Corporation shall establish a bookkeeping account for each Eligible Director upon adoption of the Plan.

(b) Annual Grant. On the first business day following the annual meeting of stockholders of the Corporation held in each year subsequent to 2003 and prior to the termination of the Plan, the bookkeeping account of each Eligible Director elected at that shareholders meeting shall automatically be credited with a number of Deferred Stock Units equal to the quotient obtained by dividing $10,000 by the then Fair Market Value (rounding to the closest tenth of a Deferred Stock Unit).

(b) Grant for Mid-Year Elections. With regard to any Eligible Director who is elected or appointed as a member of the Board of the Corporation on any date other than the date of the annual meeting of shareholders, on the first business day following the date of election or appointment of such individual as an Eligible Director of the Corporation, the bookkeeping account of such Eligible Director shall automatically be credited with a number of Deferred Stock Units (rounding to the closest tenth of a Deferred Stock Unit) equal to: the quotient obtained by dividing $10,000 by the then Fair Market Value, multiplied by a fraction equal to the number of days between the Date of Grant and the first anniversary of the date of the most recent annual meeting of the stockholders of the Corporation occurring before the Date of Grant, divided by 365.”

2.

This Amendment shall be effective as of August 1, 2004.

3.

Except as specifically amended hereby, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Second Amendment.

US AIRWAYS GROUP, INC.

By:
Name:
Title: